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EXHIBIT 21

ALLIED MOTION TECHNOLOGIES, INC.
LIST OF SUBSIDIARIES

Emoteq Corporation
Tulsa, Oklahoma

Computer Optical Products, Inc.
Chatsworth, California

Motor Products Corporation
Owosso, Michigan

Emoteq UK Limited
Bournemouth, England

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  EXHIBIT 21